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THE SANTA CRUZ OPERATION, INC.                                       EXHIBIT 11

COMPUTATION OF NET PROFIT (LOSS) PER SHARE
(In thousands, except per share data)

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                                                                    Three Months Ended        Nine Months Ended
                                                                         June 30,                  June 30,
                                                                   1997          1996         1997         1996
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
Weighted average number of common shares outstanding              36,547        37,248       36,690        35,801

Common equivalent shares from outstanding stock options (1)           --         1,254           --            --
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Average common and common equivalent shares outstanding           36,547        38,502       36,690        35,801
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Net profit (loss)                                               $(24,629)     $  3,306     $(19,689)     $(26,486)
==================================================================================================================

Net profit (loss) per share (2)                                 $  (0.67)     $   0.09     $  (0.54)     $  (0.74)
==================================================================================================================

(1) Common equivalent shares from outstanding stock options are not included in three months 1997 and nine months 1997 and 1996 calculations as they are antidilutive.

(2) Fully diluted earnings per share have not been presented because the effects are not material.